Exhibit 99.2

Ozop Energy Solutions, Inc. Announces Completion of Initial Projects for National Furniture Company

The Company’s Wholly-owned Subsidiary OZOP Engineering and Design completes first three commissioning projects

Warwick, NY, September 7, 2022 (GLOBE NEWSWIRE) - - Ozop Energy Solutions. Inc. (OZSC) is pleased to announce that its subsidiary OZOP Engineering and Design (OED) has completed the first three lighting commissioning projects for a national furniture company. The projects completed are the first of over forty franchise locations that are marked to be programmed by OED through its’ relationship as a commissioning agent for their partners.

Brian Conway CEO of OZSC stated “We are extremely proud of the team for handling these first few projects in such a timely manner. OED has already made some strategic connections in this space and these projects are a perfect example of the confidence that our partners have in OED.” “As we anticipated, our relationships with manufacturers and lighting wholesalers have allowed us the opportunity to assist in the deployment of lighting control for their clients. The positive feedback our team has received regarding these installations installs confidence in our clients and is essential to our direction and growth of OED” Continued Mr. Conway.

The projects completed are the first in approximately forty advanced lighting commissioning projects that are set to be completed throughout the US for this furniture retailer. In addition to this furniture project OED has also completed several lighting control projects in NY, NJ, PA and WI for end users such as financial institutions, school districts and hospitals.

Bill Yargeau VP Business Development stated “We’re seeing great market adoption due to the passing of NY’s Energy Code 97, resulting in finding ourselves programming both new and existing construction in an effort to meet energy codes prior to 2025. To differentiate OED from our competition, we’ve taken great effort to ensure that any going-forward technical support needs of our clients and the end user are being met, as the primary complaint from building management is related to the industry failing in regard to proper support after the initial visit. OED is off to a great start, with so much opportunity on the horizon in supporting zero carbon emissions for buildings.”

About Ozop Energy Solutions.

Ozop Energy Solutions (http://ozopenergy.com/) invents, designs, develops, manufactures, and distributes ultra-high-power chargers, inverters, and power supplies for a wide variety of applications in the defense, heavy industrial, aircraft ground support, maritime and other sectors. Our strategy focuses on capturing a significant share of the rapidly growing renewable energy market as a provider of assets and infrastructure needed to store energy.

About Ozop Energy Systems, Inc.

Ozop Energy Systems is a manufacturer and distributor of Renewable Energy products in the Energy Storage, Solar, Microgrids, and EV charging Station space. We offer a broad portfolio of Renewable Energy products at competitive prices with a commitment to customer satisfaction from selection, to ordering, shipping, and delivery.

About Ozop Engineering and Design

Ozop Engineering and Design engineers’ energy efficient, easy to install and use, digital lighting controls solutions for commercial buildings, campuses, and sports complexes throughout North America. Products include relays panels, controllers, occupancy/vacancy sensors, daylight sensors and wall switch stations. Ozop has a dedicated design team that produces system drawings and a technical support group for product questions and onsite system commissioning. Our mission is to be recognized for our deep understanding of power management systems and ability to provide the right solution for each facility.

www.ozopengineering.com

About Ozop Capital Partners

Ozop Capital Partners, Inc. is a majority owned subsidiary of the Company, and wholly owns EV Insurance Company, Inc. (“EVIC”). EVIC, DBA Ozop Plus is licensed as a captive insurer that reinsures. Ozop Plus markets vehicle service contracts (“VSC’s”) for electric vehicles (EV’s) that offers to consumers to be able to purchase additional months and or miles above the manufacturer’s warranty and to also bring added value to EV owners by utilizing our partnerships and strengths in the energy market to offer unique and innovative services.

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Safe Harbor Statement

“This press release contains or may contain, among other things, certain forward-looking statements. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control). The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.”

Investor Relations Contact – Ozop

The Waypoint Refinery, LLC

845-397-2956
www.thewaypointrefinery.com